TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES

       EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                                        For the Nine Months Ended
                                             September 30,
                                          1996            1995

PRIMARY:
Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EXTRAORDINARY
  ITEM                                   $(.43)          $(.12)

DISCONTINUED OPERATIONS:

  Income (loss) from operations, net
    of taxes                                -              .05

  Loss on disposal of
    disconinued operations                  -             (.20)

INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                      (.43)           (.27)

EXTRAORDINARY CHARGE                      (.18)

NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARE            $(.61)          $(.27)

FULLY DILUTED*


* For the nine months ended September 30, 1996 and 1995, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.